Exhibit 10.2

Global Management Incentive Plan

Section 4.3(b), as amended June 15, 2006

4.3           Determination of Amounts Payable Under Performance Awards. The potential amount payable under a Performance Award granted to a Participant for a Fiscal Year, if any, shall be determined by the Committee in its sole discretion based upon the attainment of Performance Goals established by the Committee.

(a)           Amount of Performance Award. A Participant’s Performance Award under the Plan shall be calculated by multiplying the Participant’s Bonus Percentage (as determined under this section 4.3) times the Participant’s Base Salary.

(i)                                     Mid-Year Period Performance Awards. A Mid-Year Period Performance Award shall be based solely on Mid-Year Financial Goals. The maximum amount that may be paid under a Mid-Year Period Performance Award is 50% of the target amount applicable to the Financial Goals. If the planned PBT for the Mid-Year Period is $0 or less, no Mid-Year Period Performance Award relating to the PBT Goal shall be awarded.

(ii)                                  Year-End Period Performance Awards. A Year-End Period Performance Award shall be based on achievement of Financial and the Business Goals. A Year-End Period Performance Award shall be determined by calculating a Participant’s Performance Award for the Fiscal Year and subtracting the amount of the Participant’s Mid-Year Period Performance Award, if any.

(b)           Bonus Percentage. Until the Board or Committee determines otherwise, the following Target Bonus Percentages shall apply to the Participants who hold the following positions:

Target Bonus Percentage	Position
100%	CEO
75%	COO & CFO
55%	Other Participants

As soon as administratively practicable after the relevant Award Period, the Committee will ascertain the extent to which the Performance Goals applicable to Performance Awards made for that Award Period have been achieved. The Company shall retain with the records of the Company documentation of its conclusions, and the basis for its conclusions, concerning the extent to which Performance Goals were achieved. Subject to Sections 4.5 and 4.6, if the Committee certifies that a Participant has achieved his Performance Goals he shall be entitled to receive a Performance Award with respect to such Performance Goals in an amount determined as follows:

(i)                                     PBT Goals. A Participant’s Bonus Percentage will increase or decrease based on the attainment of the relevant PBT Goal in accordance with the following schedule:

PBT Goal	Threshold Performance Level (PBT)	Target Performance Level (PBT)	Overachievement Performance Level (2 X Target) (PBT)
$0 - $10,000,000	75%	100%	175%
$10,000,000 - $20,000,000	75%	100%	150%
>$20,000,000	75%	100%	125%

The Threshold Performance Level must be must be attained for a Participant to be entitled to receive a Performance Award based on the Financial Goals. If the Threshold Performance Level is attained, a Participant will earn 25% of their Target Bonus as it relates to that portion of their Performance Award. The portion of a Performance Award based on a PBT Goal is earned separately from the attainment of the ROI Goal. The maximum payout under a Performance Award is two times (2X) the Target Bonus.

If the relevant annual PBT Goal as submitted to and approved by the Board is $0 or less, the following rules shall apply:

(1)           the PBT Goal must be earned before any Performance Award related to the relevant PBT Goal is paid, and
(2)           the maximum payout is the Target Bonus.

(ii)           ROI Goals. The portion of a Performance Award based on the ROI Goal will increase or decrease based on the attainment of the relevant ROI Goal, as determined by the Board or the Committee. The Threshold Performance Level must be attained for a Participant to be entitled to receive a Performance Award based on the ROI Goal. If the Threshold Performance Level is attained, a Participant will earn 25% of their Target Bonus as it relates to that portion of their Performance Award. The portion of a Performance Award based on an ROI Goal is earned separately from the attainment of the PBT Goal(s). The maximum payout under a Performance Award is two times (2X) the Target Bonus.

The Target Performance Level for ROI will be equal to the ROI planned in the Profit Plan, but the Threshold and Overachievement Performance Levels for ROI will be set by the Board.

If the planned ROI is 0% or less, the Committee may:

(1)           eliminate the ROI goal and replace it by increasing the weighting of the PBT goal, or
(2)           establish a ROI target higher than the planned percentage, and establish related Threshold and Overachievement levels.

(iii) Business Goals. The portion of a Performance Award based on a Business Goal is earned separately from the attainment of the Financial Goals unless the Financial Goals are exceeded. If the Financial Goals are exceeded, the portion of the Performance Award based on the Business Goals will be calculated based on the level of achievement of the Financial Goals.